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                     SECURITIES AND EXCHANGE COMMISSION
                          WASHINGTON, D. C. 20549



                                  FORM 8-K



              CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d) OF
                     THE SECURITIES EXCHANGE ACT OF 1934


DATE OF REPORT (DATE OF EARLIEST EVENT REPORTED):             SEPTEMBER 25, 1997



                             CELLSTAR CORPORATION
            (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)




          DELAWARE                    0-22972                   75-2479727
(STATE OF INCORPORATION)       (COMMISSION FILE NUMBER)      (I.R.S. EMPLOYER
                                                             IDENTIFICATION NO.)



       1730 BRIERCROFT COURT, CARROLLTON, TEXAS                     75006
       (ADDRESS OF PRINCIPAL EXECUTIVE OFFICES)                   (ZIP CODE)




REGISTRANT'S TELEPHONE NUMBER, INCLUDING AREA CODE:  (972) 466-5000




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ITEM 5. OTHER EVENTS

        On September 25, 1997, CellStar Corporation (the "Company") announced that it planned to make a private offering of $100.0 million aggregate principal amount of Convertible Subordinated Notes Due 2002 (the "Notes") in reliance on Rule 144A and other registration exemptions under the Securities Act of 1933, as amended (the "Act"). The Company will grant the initial purchasers an option to purchase up to an additional $20.0 million aggregate principal amount of Notes solely to cover over-allotments. The Notes will be unsecured obligations and convertible into shares of common stock of the Company at a fixed conversion price per share to be determined, subject to certain adjustments. The Notes are redeemable by the Company at declining redemption prices plus accrued and unpaid interest commencing in October 2000. The Company stated that it will use the net proceeds of the offering to repay certain indebtedness and intends to use any remaining net proceeds for working capital and other general corporate purposes.

        The entire text of the Company's press release is incorporated by reference herein and a copy of the press release has been filed as an exhibit to this report.

        On September 24, 1997, the Company announced that it is currently negotiating with a group of banks a new $125.0 million multicurrency revolving credit facility (the "New Credit Facility"). The New Credit Facility will replace the Company's existing $90.0 million revolving credit facility (the "Revolving Credit Facility"), which matures in July 1998, will have a term of approximately five years, will provide for borrowings and other credit accommodations in a manner similar to the Revolving Credit Facility and will be secured by substantially the same assets. Borrowings will initially bear interest in a manner consistent with the Revolving Credit Facility, but at more favorable rates. The Company expects to enter into the New Credit Facility contemporaneously with the consummation of the offering of the Notes discussed above.

ITEM 7. FINANCIAL STATEMENTS AND EXHIBITS

        (c) EXHIBITS

99.1    Press Release dated September 25, 1997


                                  SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                   CELLSTAR CORPORATION

September 25, 1997                 By   /s/ MARK Q. HUGGINS
                                        -----------------------------------
                                        Mark Q. Huggins
                                        Senior Vice President -- Administration,
                                        Chief Financial Officer and Treasurer




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                                EXHIBIT INDEX



Exhibit                         Description
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
 99.1             Press release dated September 25, 1997